UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2015

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	31104	20-8203420
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

2930 W. Sam Houston Pkwy N., Suite 275, Houston, TX	77043
(Address of principal executive offices)	(Zip Code)

281-531-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 28, 2015, Eco-Stim Energy Solutions, Inc. (the “Company”) entered into the First Amendment (the “First Amendment”) to that certain Convertible Note Facility Agreement (the “Note Agreement”), dated May 28, 2014, by and between the Company, as the issuer, and ACM Emerging Markets Master Fund I, L.P., as the note purchaser (“ACM”) pursuant to which ACM has elected to have the interest payable on May 28, 2015 (the “Deferred Interest”) paid in the form of shares of the Company’s common stock issuable upon the consummation of a Specified Equity Offering (as defined in the First Amendment). Upon consummation of a Specified Equity Offering, the Deferred Interest will be converted into shares of the Company’s common stock at a price equal to the price provided for such shares of common stock in such Specified Equity Offering in an amount equal to ten percent (10%) of the gross proceeds received by the Company in such Specified Equity Offering, up to the amount of Deferred Interest. In the event that the Company does not consummate a Specified Equity Offering or the size of such Specified Equity Offering is insufficient to enable payment of the entire Deferred Interest, the Company may, at its option, pay the Deferred Interest on October 31, 2015 in cash or in kind by increasing the principal amount of the Company’s multiple draw secured promissory note under the Note Agreement in an amount equal to the Deferred Interest. To the extent that the Deferred Interest is paid in kind, the Company will make a payment in cash in an amount equal to the Deferred Interest on or prior to May 28, 2017.

ACM is the Company’s largest shareholder and currently has three representatives serving as members of the Company’s Board of Directors.

The foregoing description is a summary of the First Amendment, does not purport to be complete and is qualified in its entirety by reference to the First Amendment, a copy of which is filed as Exhibit 10.1 hereto.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	First Amendment to the Note Agreement, dated May 28, 2015, between Eco-Stim Energy Solutions, Inc. and ACM Emerging Markets Master Fund I, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-STIM ENERGY SOLUTIONS, INC.

	By:	/s/ Jon Christopher Boswell
Jon Christopher Boswell
President and Chief Executive Officer

Date: May 29, 2015